Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
April 22, 2015	Roy D. Jones, Chief Financial Officer and Treasurer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports First Quarter Net Income of $2.7 Million

Net Loan Growth of $27.0 Million (3.4%) and Deposit Growth of $38.7 Million (4.2%),

from the Fourth Quarter 2014

Greenville, S.C. – ☐Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported first quarter 2015 net income of $2.7 million ($0.21 per diluted common share) compared to $3.3 million ($0.26 per diluted common share) for the fourth quarter 2014. The primary variance between these two quarters related to the provision for loans losses which was $400 thousand in the first quarter 2015 and negative $1.8 million in the fourth quarter 2014. Income before provision for income taxes and provision for loan losses was $4.6 million in the first quarter 2015 compared to $3.4 million in the fourth quarter 2014. The Company also declared a quarterly cash dividend of $0.08 per common share payable on May 18, 2015 to shareholders of record on May 4, 2015.

“Our financial results for the first quarter reflect the underlying strength of our franchise as evidenced by our strong loan growth, increased core deposits, higher noninterest income and lower expenses,” said Samuel L. Erwin, Chairman and Chief Executive Officer. “Entering 2015, we believed that our hard work over the past few years would manifest itself in our financial results this year, and our first quarter results are tangible confirmation of our efforts. The strong results were across all of our lines of business in Commercial, Retail and Wealth Management as we continued to serve our clients in the personal and business aspects of their lives.”

Highlights for the first quarter 2015 are summarized as follows, and the discussion of the Company’s results of operations and financial condition is supplemented by the accompanying financial tables.

●	Net income was $2.7 million, a decrease of $586 thousand from the fourth quarter 2014.
o	The decrease was driven primarily by a return to a more normalized provision for loan losses, and two fewer days in the quarter as compared to the prior quarter.
●	Net interest income increased $192 thousand from the fourth quarter 2014.
o

The increase in net interest income was partially offset by two fewer days in the first quarter 2015 as compared to the fourth quarter 2014. Net interest margin increased 2 basis points from the fourth quarter 2014 to 3.72% due to an increase in average loans of $41.9 million, lower reversals of accrued interest on nonaccrual loans and higher other earning asset balances and yields.

o

The overall yield on the loan portfolio continued to decline as higher-yielding loans matured and were replaced with new loan originations and purchases at lower rates in the current low interest rate and competitive banking environment.

o

The overall cost of deposits, including noninterest bearing deposits, declined one basis point to 0.04% during the first quarter 2015, reflecting a reduction in time deposit rates and the Company’s strong core deposit franchise. Core deposits, defined as total deposits less time deposits $100 thousand and over, represent 93% of total deposits at March 31, 2015.

●	The provision for loan losses was $400 thousand compared to a negative provision of $1.8 million in the fourth quarter 2014.
o

The provision in the first quarter 2015 reflects a provision for growth in the loan portfolio, offset by a continued reduction in the level of the allowance for loan losses coverage ratio to reflect continued improvement in the risk profile of the loan portfolio and lower charge-offs.

o

The allowance for loan losses coverage ratio was 1.55% at March 31, 2015 compared to 1.60% at December 31, 2014. Absent unexpected negative trends in credit quality, the Company expects its allowance for loan losses coverage ratio to be further reduced in 2015.

●	Noninterest income increased $267 thousand from the fourth quarter 2014.
o

Mortgage banking income increased $376 thousand due to an increase in mortgage loan sales of $9.2 million and an increase in income from the market value adjustment for mortgage banking derivatives. The increase in mortgage loan sales reflects a higher level of overall mortgage loan production, as well as a return to an “originate-to-sell” strategy during the first quarter 2015.

o	Gain on sales of SBA loans was $123 thousand during the first quarter 2015. There were no sales of SBA loans during the fourth quarter 2014.
o	Fees for trust and investment management and brokerage services increased $46 thousand due to increased account activity and growth in assets under management.
o

These increases were partially offset by a seasonal reduction of $312 thousand in nonsufficient funds, overdraft, service charges on deposits and debit card/ATM income. Income from these sources continues to benefit from the revenue enhancement initiatives implemented in 2014.

●	Noninterest expense decreased $692 thousand during the first quarter 2015.
o	The provision for unfunded commitments declined $587 thousand due to a change in the mix of unfunded commitments to lend.
o

Foreclosed real estate writedowns and expenses and loan workout expenses declined $296 thousand as a result of continued improvement in credit quality. Results for the first quarter 2015 and fourth quarter 2014 included gains of $197 thousand and $290 thousand, respectively, on the individual sale of two and five lots, respectively, in a single real estate development.

o	Professional services expense declined $142 thousand. Results for the fourth quarter 2014 included the final expenses associated with the Company’s revenue enhancement project completed in 2014.
o

The decline in noninterest expense was partially offset by increases in salaries and other personnel expense and FDIC deposit insurance assessments. Salaries and other personnel expense in the first quarter 2015 reflects a seasonal increase in payroll-related taxes of $114 thousand and annual merit increases, as well as normalized levels of pension expense and incentive accruals. Results for the fourth quarter 2014 included a one-time reduction in FDIC insurance to reflect improvement in the risk tier of the Company’s banking subsidiary, The Palmetto Bank (the “Bank”).

o

First quarter 2015 results included the continuing benefits of various process improvement projects implemented during 2014 such as transition to part-time staffing in the branches, direct recruiting in lieu of paying staffing agencies, consolidation of telephone providers and renegotiation of equipment maintenance contracts.

●

Total period-end loans held for investment increased $27.0 million reflecting organic growth in commercial and consumer loans and the purchase of $12.3 million of hybrid adjustable rate residential mortgage loans.

o

Organic loan balances increased $18.1 million (2.4%) on a linked-quarter basis. The face amount of organic loan origination volume was $84 million during the first quarter 2015 compared to $87 million during the fourth quarter 2014.

●	Non-maturity deposits increased $46.2 million while time deposits decreased $7.6 million.
o

The increase in non-maturity deposits includes $10.5 million of trust account deposits placed with the Bank during the first quarter 2015 and the results of refined consumer and business strategies to grow balances through new money deposits. During the first quarter 2015, the Company also implemented a retention strategy to proactively reach out to time deposit clients in an effort to retain maturing time deposit balances. This strategy contributed to increased retention of maturing time deposits during the first quarter 2015 as compared to the fourth quarter 2014.

o

The Company remains focused on executing specific strategies to grow core deposits through increasing balances in existing accounts as well as through growth in the number of new households. These strategies include proactively retaining clients, attracting new clients including in markets with local bank disruption, utilizing teammates with specialized deposit product knowledge, providing rewards programs for referrals and use of debit cards, and enhancing existing deposit products. Growth in deposits is expected to be used primarily to fund future loan growth.

●	Nonperforming assets decreased $2.3 million from the fourth quarter 2014 to $16.1 million, reflecting ongoing repayments and dispositions of problem loans and foreclosed assets.
o	Net charge-offs were $406 thousand (0.20% of average loans, annualized) during the first quarter 2015 compared to $646 thousand (0.33% of average loans, annualized) during the fourth quarter 2014.

o	Past due loans were 0.36% of loans outstanding at March 31, 2015 compared to 0.51% of loans outstanding at December 31, 2014 and have remained below 1.00% for nine consecutive quarters.
●	The Bank met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at March 31, 2015.

“We are very pleased with our financial results for the first quarter, which were a result of the successful execution of our strategies to generate growth in quality earning assets, increase deposits through growth in households, and realize the ongoing benefits from our revenue enhancement and expense reduction initiatives implemented during 2014,” continued Erwin. “We expect to continue our focus on earning asset and deposit growth over the remainder of the year and believe we are well positioned to achieve our objectives.”

As announced and further described in a separate press release issued by the Company today, the Company has entered into a merger agreement with United Community Banks, Inc.

About The Palmetto Bank: Headquartered in Greenville, South Carolina, The Palmetto Bank is a 108-year old community bank and is the third largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.2 billion and serves the Upstate of South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking, ATMs and telephone. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. The Bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

# # #

Non-GAAP Reconciliation

Pre-tax, pre-provision income, which is derived by adding provision for loan losses to pre-tax income, is a non-GAAP financial measure which should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes this information helps investors understand the effect of provision for loan losses on reported results and provides an alternate presentation of the Company’s performance.

	For the Three Months Ended
(unaudited, in thousands)	March 31, 2015	December 31, 2014
Pre-tax, pre-provision income	$4,599	$3,448
Provision for loan losses	$400	$(1,800)
Income before provision for income taxes (GAAP)	$4,199	$5,248

Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically; and (4) risks and uncertainties set forth in the Company press release issued the date hereof with respect to the merger agreement entered into by the Company and United Community Banks, Inc. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary
Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

						March 31,
	March 31,	December 31,	September 30,	June 30,	March 31,	2015 vs. 2014
	2015	2014	2014	2014	2014	% Change

Cash and cash equivalents	$57,488	$36,887	$43,383	$60,104	$65,942	(12.8)%
Investment securities available for sale, at fair value	211,968	211,511	214,582	209,617	208,772	1.5
Trading account assets, at fair value	10,114	5,513	5,458	5,381	5,247	92.8
Mortgage loans held for sale	3,600	1,125	268	4,874	2,474	45.5

Loans, gross	832,029	805,059	776,947	753,049	755,878	10.1
Less: allowance for loan losses	(12,914)	(12,920)	(15,366)	(15,596)	(16,243)	(20.5)
Loans, net	819,115	792,139	761,581	737,453	739,635	10.7

Premises and equipment, net	21,858	22,006	22,233	22,630	22,980	(4.9)
Foreclosed real estate	5,756	5,949	6,595	7,335	7,490	(23.2)
Deferred tax asset, net	15,127	17,053	18,109	18,875	20,546	(26.4)
Bank-owned life insurance	12,000	11,923	11,845	11,767	11,691	2.6
Other assets	16,196	14,705	13,121	13,629	14,630	10.7
Total assets	$1,173,222	$1,118,811	$1,097,175	$1,091,665	$1,099,407	6.7%

Noninterest-bearing deposits	$208,338	$196,219	$212,813	$199,169	$191,474	8.8%
Interest-bearing deposits	758,652	732,101	723,476	729,084	736,559	3.0
Total deposits	966,990	928,320	936,289	928,253	928,033	4.2

Retail repurchase agreements	13,149	15,921	24,050	17,867	17,319	(24.1)
FHLB advances	50,000	35,000	-	10,000	20,000	150.0
Other liabilities	7,055	6,526	5,501	5,291	7,103	(0.7)
Total liabilities	1,037,194	985,767	965,840	961,411	972,455	6.7

Shareholders' equity	136,028	133,044	131,335	130,254	126,952	7.1

Total liabilities and shareholders' equity	$1,173,222	$1,118,811	$1,097,175	$1,091,665	$1,099,407	6.7%

Quarterly Average Balances
Loans(1)	$814,489	$772,621	$753,711	$755,199	$764,526	6.5%
Investment securities	210,892	212,301	210,929	207,575	212,186	(0.6)
Trading account assets	10,009	5,474	5,410	5,314	5,178	93.3
Total assets	1,141,944	1,100,296	1,090,636	1,099,617	1,094,578	4.3
Noninterest-bearing deposits	198,614	208,073	205,257	200,933	186,852	6.3
Interest-bearing deposits	739,354	726,829	728,880	733,452	726,707	1.7
Retail repurchase agreements	14,938	25,330	18,177	18,383	18,269	(18.2)
FHLB advances and other borrowings	48,057	2,669	2,174	13,193	31,276	53.7
Shareholders' equity	134,186	132,823	131,094	128,612	125,664	6.8

Other Data and Ratios
Past due loans	0.36%	0.51%	0.47%	0.38%	0.81%	(55.6)%
Nonperforming loans	$10,362	$12,463	$14,611	$15,269	$14,035	(26.2)
Nonperforming assets	16,139	18,447	21,256	22,693	21,538	(25.1)
90-days past due and still accruing interest	233	238	243	731	-	n/m
ALL as % of loans held for investment	1.55%	1.60%	1.98%	2.07%	2.15%	(27.9)
Net charge-offs (recoveries) (quarterly)	$406	$646	$(270)	$647	$242	67.8
Net charge-offs to average loans (annualized)	0.20%	0.33%	n/m	0.34%	0.13%	53.8

Outstanding common shares	12,814,574	12,810,388	12,793,543	12,791,621	12,792,509	0.2
Book value per common share	$10.62	$10.39	$10.27	$10.18	$9.92	7.1
Closing market price per common share	19.00	16.70	14.14	14.39	14.09	34.8

Tier 1 risk-based capital (consolidated)(2) (3)	14.37%	15.00%	15.41%	15.29%	14.82%	(3.0)
Total risk-based capital (consolidated)(2) (3)	15.63	16.26	16.67	16.54	16.08	(2.8)
Tier 1 leverage ratio (consolidated)(2) (3)	11.86	12.15	12.01	11.69	11.37	4.3
Common equity tier 1 (consolidated)(2) (3)	14.37	n/a	n/a	n/a	n/a	n/a

Full Time Equivalent Employees - including contractors	291.8	288.3	290.5	299.8	308.0	(5.3)

(1)	Includes Mortgage and Other loans held for sale.
(2)	March 31, 2015 ratios are estimated and may be subject to change pending the filing of the Company's FR Y-9C with the Federal Reserve; all other periods are presented as filed.
(3)

Preliminary capital ratios as of March 31, 2015 reflect the provisions of the Basel III framework which was effective for the Company as of January 1, 2015. Prior period capital ratios reflect the amounts as determined under the existing capital framework in effect at that time.

Palmetto Bancshares, Inc. and Subsidiary
Composition of Loans Held for Investment
(dollars in thousands)
(unaudited)

						March 31,
	March 31,	December 31,	September 30,	June 30,	March 31,	2015 vs. 2014
	2015	2014	2014	2014	2014	% Change

1-4 Family(1)	$217,174	$204,439	$193,874	$177,179	$176,454	23.1%
Multifamily	8,868	9,025	17,970	9,294	9,983	(11.2)
Owner-Occupied Commercial Real Estate (CRE)	150,349	154,473	151,496	149,663	149,124	0.8
Non-Owner Occupied CRE	222,879	218,464	228,037	210,788	211,673	5.3
Construction & Development - Land	32,612	26,901	28,352	31,560	34,196	(4.6)
Construction & Development - Other	15,390	21,162	20,393	39,865	40,177	(61.7)
Commercial and Industrial(2)	96,237	80,927	73,563	72,260	72,477	32.8
Indirect Auto(3)	65,655	66,277	42,251	40,502	40,089	63.8
Direct Consumer	10,266	10,707	10,820	11,347	11,230	(8.6)
Other	12,599	12,684	10,191	10,591	10,475	20.3
Total loans, gross	$832,029	$805,059	$776,947	$753,049	$755,878	10.1%

(1)	Reflects the purchase of a $12.3 million and $14.0 million performing jumbo hybrid adjustable-rate mortgage loan pool during the three months ended March 31, 2015 and September 30, 2014, respectively.
(2)	Reflects the purchase of a $5.0 million loan participation during the three months ended December 31, 2014.
(3)	Reflects the purchase of a $22.1 million performing indirect auto loan pool during the three months ended December 31, 2014.

Palmetto Bancshares, Inc. and Subsidiary
Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	March 31, 2015 vs. 2014 % Change
Interest income
Interest earned on cash and cash equivalents	$13	$22	$25	$32	$14	(7.1)%
Dividends received on FHLB stock	12	11	15	25	14	(14.3)
Interest earned on trading account assets	78	42	47	45	46	69.6
Interest earned on investment securities available for sale	936	857	944	1,015	1,004	(6.8)
Interest and fees earned on loans	8,947	8,851	8,840	8,803	8,998	(0.6)
Total interest income	9,986	9,783	9,871	9,920	10,076	(0.9)

Interest expense
Interest expense on deposits	104	120	124	123	127	(18.1)
Interest expense on retail repurchase agreements	-	1	-	1	-	-
Interest expense on FHLB advances and other borrowings	30	2	2	7	16	87.5
Total interest expense	134	123	126	131	143	(6.3)

Net interest income	9,852	9,660	9,745	9,789	9,933	(0.8)

Provision for loan losses	400	(1,800)	(500)	-	-	n/m

Net interest income after provision for loan losses	9,452	11,460	10,245	9,789	9,933	(4.8)

Noninterest income
Service charges on deposit accounts, net	1,580	1,843	1,929	1,693	1,562	1.2
Fees for trust and investment management and brokerage services	186	140	179	177	146	27.4
Mortgage-banking	633	257	275	516	461	37.3
Debit card and automatic teller machine, net	581	630	603	618	586	(0.9)
Bankcard services	71	75	76	70	67	6.0
Investment securities gains, net	29	40	-	-	85	(65.9)
Trading account income, net	105	57	98	175	171	(38.6)
Other	356	232	248	241	288	23.6
Total noninterest income	3,541	3,274	3,408	3,490	3,366	5.2

Noninterest expense
Salaries and other personnel	4,746	4,414	4,823	4,723	4,790	(0.9)
Occupancy and equipment	2,015	2,065	2,038	2,045	2,142	(5.9)
Professional services	588	730	705	635	813	(27.7)
FDIC deposit insurance assessment	176	79	351	356	356	(50.6)
Marketing	244	291	290	222	255	(4.3)
Foreclosed real estate writedowns and expenses	(79)	136	661	717	313	(125.2)
Loan workout expenses	39	120	135	119	131	(70.2)
Other	1,065	1,651	1,479	1,267	1,289	(17.4)
Total noninterest expense	8,794	9,486	10,482	10,084	10,089	(12.8)

Income before provision for income taxes	4,199	5,248	3,171	3,195	3,210	30.8

Provision for income taxes	1,467	1,930	1,189	1,168	1,182	24.1

Net income	$2,732	$3,318	$1,982	$2,027	$2,028	34.7%

Earnings per Share and Results of Operations
Basic net income per common share	$0.21	$0.26	$0.15	$0.16	$0.16	31.3%
Diluted net income per common share	0.21	0.26	0.15	0.16	0.16	31.3
Weighted average common shares, diluted	12,851,076	12,814,738	12,771,634	12,744,931	12,707,444	1.1
Efficiency ratio	65.7%	73.3%	79.7%	75.9%	75.9%	(13.4)
Return on average assets	0.97	1.20	0.72	0.74	0.75	29.1
Return on average equity	8.26	9.91	6.00	6.32	6.54	26.2

Yields and Rates
Loans (1)	4.45%	4.54%	4.65%	4.68%	4.77%	(6.7)%
Investment securities available for sale	1.78	1.61	1.79	1.96	1.89	(5.8)
Trading account assets	3.16	3.04	3.45	3.40	3.60	(12.2)
Transaction deposits	0.01	0.01	0.01	0.01	0.01	-
Money market deposits	0.03	0.03	0.03	0.03	0.03	-
Savings deposits	0.01	0.01	0.01	*	0.01	-
Time deposits	0.19	0.22	0.22	0.23	0.22	(13.6)
Retail repurchase agreements	*	0.02	*	0.02	*	n/m
FHLB advances and other borrowings	0.25	0.30	0.36	0.21	0.21	19.0
Net interest margin	3.72	3.70	3.77	3.81	3.94	(5.6)
(1) Includes Mortgage and Other loans held for sale.
* Rounds to less than .01% for the period.